                     [MFS INVESTMENT MANAGEMENT LETTERHEAD]



                                                     February 18, 2000


Carol Yee
New York Life Insurance and Annuity Corporation
51 Madison Avenue
New York, New York 10010

    Re: MFS Variable Insurance Trust (the "Trust") - Administrative Services

Dear Ms. Yee:

     The purpose of this letter is to confirm certain financial arrangements between Massachusetts Financial Services Company ("MFS"), the investment adviser to the Trust, and New York Life Insurance and Annuity Corporation ("NY Life") in connection with NY Life's investment in the Trust. Effective May 1, 1998, MFS or its affiliates agrees to pay an administrative service fee to NY Life equal, on an annualized basis, to _____ of the net assets of the Trust attributable to variable life or variable annuity contracts offered by NY Life or its affiliates. Such fee shall be paid quarterly (on a calendar year basis) in arrears. In no event shall such fee be paid by the Trust, its shareholders or by the contract holders.

     Please confirm your understanding of this arrangement by having the enclosed duplicate copy of this letter signed where indicated by an appropriate officer of NY Life and return this duplicate copy to me.

                                                 Very truly yours,

                                                 MASSACHUSETTS FINANCIAL
                                                 SERVICES COMPANY



                                                 /s/ Arnold D. Scott
                                                 Arnold D. Scott
                                                 Senior Executive Vice President


NEW YORK LIFE INSURANCE AND
ANNUITY CORPORATION



By: /s/ Matthew M. Huss
   ----------------------
Name: Matthew M. Huss
Title: Vice President


cc: Erik Lindahl
    Janine MacAleese